AMENDED SCHEDULE A TO DISTRIBUTION PLAN OF OLD MUTUAL ADVISOR FUNDS (CLASS C SHARES)

AS AMENDED MARCH 1, 2006

Name of Fund	Date Added

Old Mutual Asset Allocation Balanced Portfolio	July 8, 2004
Old Mutual Asset Allocation Conservative Portfolio	July 8, 2004
Old Mutual Asset Allocation Growth Portfolio	July 8, 2004
Old Mutual Asset Allocation Moderate Growth Portfolio	July 8, 2004
Old Mutual Analytic Defensive Equity Fund	May 11, 2005
Old Mutual Copper Rock Emerging Growth Fund	May 11, 2005
Old Mutual Clay Finlay China Fund	December 19, 2005
Old Mutual Clay Finlay Emerging Markets Fund	December 19, 2005
Old Mutual International Equity Funds	December 19, 2005
Old Mutual Analytic Global Defensive Equity Fund	March 1, 2006

Old Mutual Advisor Funds
By:	/s/ Mark E. Black
Name:	Mark E. Black
Title:	Chief Financial Officer